Exhibit 99.8
News Release
For further information contact:
Joshua G. Arnold
Vice President, Investor Relations
FOR IMMEDIATE RELEASE
CITIZENS, INC. REPORTS YEAR-END RESULTS
Austin, Texas — March 10, 2010 — Citizens, Inc. (NYSE: CIA) reported net income of $17.3 million or $0.31 basic and diluted earnings per share of Class A common stock for the year ended December 31, 2009 compared to a net loss of $15.7 million or $0.42 basic and diluted losses per share of Class A common stock for the year ended December 31, 2008. The increase in earnings primarily resulted from realized gains of $8.0 million for the year ended December 31, 2009 compared to a realized loss of $23.8 million for the year ended December 31, 2008, as well as the change in fair value of the Company’s warrants resulting in a gain of $3.2 million at December 31, 2009 compared to a loss of $2.7 million at 2008.
Premium income totaled $40.8 million and $39.4 million for the three months ended December 31, 2009 and 2008 and $147.3 million and $141.3 million for the years ended December 31, 2009 and 2008, respectively. The increase in premium revenue related to higher renewal premiums in the Life Insurance segment, which increased 6.8% from $84.0 million up to $89.7 million for the years ended December 31, 2008 and 2009. Despite the increased premium income, the Company experienced lower new policy sales in 2009 as our international Life Insurance segment business slowed compared to 2008 levels. The Home Service premium revenue grew 5.1% to $41.3 million in 2009 compared to $39.3 million in 2008. A full year of premiums related to Ozark National Life Insurance Company (“ONLIC”) were included in 2009 totaling $3.9 million, which was purchased in the fourth quarter of 2008.
Net investment income declined in 2009, with $7.9 million and $8.0 million reported for the three months ended December 31, 2009 and 2008 and $29.6 million and $30.5 million for the years ended 2009 and 2008, respectively. Net investment income declined, despite the growth in the investment portfolio from $569.3 million to $671.3 million as of December 31, 2008 and 2009. The investment yield on fixed maturity and equity securities, which comprises approximately 93.2% of total invested assets, was adversely impacted by the historically low interest rates. In addition, the Company experienced significant call activity, primarily in the Life Insurance segment portfolio, which resulted in funds reinvested into lower yielding securities.
The Company recognized gains of $5.2 million compared to losses of $23.6 million for the three months ended December 31, 2009 and 2008 and gains of $8.0 million and losses of $23.8 million for the years ended December 31, 2009 and 2008, respectively. The gains in the current year resulted from sales opportunities created by market recovery of fixed maturity and equity securities as contrasted to the significant other-than-temporary impairment losses recorded in 2008 on equity mutual fund investments. Additional other-than-temporary impairments of $0.3 million were recorded in 2009, due to the continued decline in fair values on acquired securities related to the ONLIC acquisition. These losses are netted with the reported gains.
The Company reported higher surrender expense in 2009 compared to 2008, with $5.5 million and $4.4 million for the three months and $19.7 million and $15.2 million for the years ended December 31, 2009 and 2008, respectively. The surrender activity is most notably related to older policies that are beyond the surrender charge period and consequently reflect the maturing nature of the international Life Insurance segment business.
P.O. Box 149151  •  Austin, Texas 78714-9151   •   Phone 512 837-7100   •  Fax: 512-836-9334
email: PR@citizensinc.com   •   web site: www.citizensinc.com

Assets increased 11.4% to $927.3 million at December 31, 2009, compared to $832.3 million at December 31, 2008, due primarily to growth in the Company’s investment portfolio. Investments increased to $671.3 million at December 31, 2009 from $569.3 million at December 31, 2008, due to continued strong cash flows from operations that have been invested predominately in fixed maturities, and the higher valuation of the Company’s investment portfolio due to the improved economic conditions, as well as the inclusion of recently acquired Integrity Capital and ONLIC.
Stockholders’ equity increased to $216.1 million at December 31, 2009, from $171.5 million at December 31, 2008, largely due to income earned during the year and the market improvement related to securities in the available-for-sale portfolio as well as the conversion of the Company’s preferred stock into common equity.
Citizens, Inc. will host a conference call to discuss its 2009 year-end operating results at 10:00 a.m. Central Standard Time on Thursday, March 11, 2010, hosted by Rick D. Riley, Vice Chairman and President, Kay Osbourn, Chief Financial Officer and other members of the Citizens, Inc. management team. To participate, please dial (888) 742-8686 and when prompted enter confirmation code #8442219. It is recommended you dial in 3 to 5 minutes before the call is scheduled to begin. A recording of the conference call will be available on Citizens’ website at www.citizensinc.com in the Investor Information section under News Release & Publications, following the call.
About Citizens, Inc.
Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company expects to achieve its goal, established nearly a decade ago, to reach $1 billion in assets by the end of 2010, via the worldwide sale of U.S. Dollar-denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies. Citizens’ Class A common stock closed at $7.04 on March 10, 2010.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate,” “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2008, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share amounts)
OPERATING STATEMENTS

	Years ended		Three-Months ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues
Premium income	$147,280	141,297	40,786	39,382
Net investment income	29,602	30,478	7,869	7,991
Realized gains (losses), net	8,040	(23,812)	5,213	(23,602)
Decrease (increase) in fair value of warrants	3,154	(2,662)	73	(988)
Other income	904	1,372	108	520

Total revenues	188,980	146,673	54,049	23,303

Benefits and Expenses

Insurance benefits paid or provided:
Claims and surrenders	59,988	56,253	15,734	14,590
Increase in future policy benefit reserves	40,790	37,117	12,769	12,173
Policyholders’ dividends	6,680	6,865	1,938	2,275

Total insurance benefits paid or provided	107,458	100,235	30,441	29,038

Commissions	35,536	35,984	10,074	10,078
Other underwriting, acquisition and insurance expenses	28,340	28,611	6,451	7,368
Capitalization of deferred policy acquisition costs	(23,656)	(24,109)	(7,399)	(7,233)
Amortization of deferred policy acquisition costs	17,202	15,650	5,487	4,121
Amortization of cost of customer relationships acquired and other intangibles	3,494	2,897	864	742

Total benefits and expenses	168,374	159,268	45,918	44,114

Income (loss) before Federal income tax	20,606	(12,595)	8,131	(20,811)

Federal income tax expense (benefit)	3,266	3,112	504	(191)

Net income (loss)	$17,340	(15,707)	7,627	(20,620)

Net income (loss) applicable to common stockholders	$14,835	(18,263)	7,627	(21,375)

Basic and diluted earnings (loss) per share of Class A common stock	$0.31	(0.42)	0.16	(0.48)

Basic and diluted earnings (loss) per share of Class B common stock	$0.15	(0.21)	0.08	(0.24)

Weighted average shares of Class A common stock outstanding — basic and diluted	47,554	43,365	48,687	44,094

Book value per share	$4.35	3.68

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share amounts)
BALANCE SHEET

	Years ended
	December 31,
Assets	2009	2008

Investments:
Fixed maturities available-for-sale, at fair value (cost: $389,195 and $494,034 in 2009 and 2008, respectively)	$385,579	485,155
Fixed maturities held to maturity, at amortized cost (fair value: $199,676 in 2009)	206,909	—
Equity securities available-for-sale, at fair value (cost: $25,899 and $42,908 in 2009 and 2008, respectively)	33,477	43,000
Mortgage loans on real estate	1,533	339
Policy loans	32,096	28,955
Real estate held for sale	2,825	4,156
Real estate held for investment (less $374 and $283 accumulated depreciation in 2009 and 2008, respectively)	6,305	4,717
Other long-term investments	86	680
Short-term investments	2,510	2,250

Total investments	671,320	569,252

Cash and cash equivalents	48,625	63,792
Accrued investment income	7,455	7,423
Reinsurance recoverable	11,587	13,241
Deferred policy acquisition costs	115,570	109,114
Cost of customer relationships acquired	34,728	33,805
Goodwill	17,160	15,687
Other intangible assets	1,046	1,073
Federal income tax receivable	4,023	2,090
Property and equipment, net	6,018	6,466
Due premiums, net (less $1,644 and $2,217 allowance for doubtful accounts in 2009 and 2008)	8,960	8,958
Other assets	834	1,375

Total assets	$927,326	832,276

(Continued)

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share amounts)
BALANCE SHEET, continued

	Years ended
	December 31,
Liabilities and Stockholders’ Equity	2009	2008
Liabilities:
Future policy benefit reserves:
Life insurance	$592,358	$547,621
Annuities	37,882	34,025
Accident and health	6,399	7,442
Dividend accumulations	5,621	4,795
Premiums paid in advance	20,373	18,566
Policy claims payable	10,222	9,318
Other policyholders’ funds	8,105	7,929

Total policy liabilities	680,960	629,696
Commissions payable	2,434	2,350
Deferred federal and state income taxes	8,052	3,951
Payable for securities in process of settlement	6,000	—
Warrants outstanding	1,819	4,973
Other liabilities	11,986	12,052

Total liabilities	711,251	653,022

Commitments and contingencies (Notes 5 and 8)
Cumulative convertible preferred stock — Series A
(Series A-1 — $1,000 stated value per share, 6,250 shares issued, authorized and outstanding in 2008; Series A-2 — $935 stated value per share, 5,000 shares authorized, 4,014 shares issued and outstanding in 2008)	—	7,713

Stockholders’ equity:
Common stock:
Class A, no par value, 100,000,000 shares authorized, 51,822,497 shares issued in 2009 and 48,781,753 shares issued in 2008, including shares in treasury of 3,135,738 in 2009 and 2008	256,703	240,511
Class B, no par value, 2,000,000 shares authorized, 1,001,714 shares issued and outstanding in 2009 and 2008	3,184	3,184
Retained deficit	(38,092)	(55,432)
Accumulated other comprehensive income (loss):
Unrealized gains (losses) on securities, net of tax	5,291	(5,711)

	227,086	182,552
Treasury stock, at cost	(11,011)	(11,011)

Total stockholders’ equity	216,075	171,541

Total liabilities and stockholders’ equity	$927,326	832,276